Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

(in millions of dollars)

	Six Months Ended June 30, 2004	Three Months Ended June 30, 2004
Earnings before income taxes and minority interest	$7,047	$3,619

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(88)	(43)
Dividends from less than 50% owned affiliates	43	3
Fixed charges	881	435
Interest capitalized, net of amortization	4	2

Earnings available for fixed charges	$7,887	$4,016

Fixed charges:
Interest incurred:
Consumer products	$703	$347
Financial services	50	24

	753	371

Portion of rent expense deemed to represent interest factor	128	64

Fixed charges	$881	$435

Ratio of earnings to fixed charges	9.0	9.2

Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

(in millions of dollars)

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
Earnings before income taxes, minority interest and cumulative effect of accounting change	$14,760	$18,098	$14,284	$14,087	$12,821

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(205)	(235)	(228)	(228)	(197)
Dividends from less than 50% owned affiliates	45	32	29	70	56
Fixed charges	1,731	1,643	1,945	1,348	1,363
Interest capitalized, net of amortization	10	10	10	7	(2)

Earnings available for fixed charges	$16,341	$19,548	$16,040	$15,284	$14,041

Fixed charges:
Interest incurred:
Consumer products	$1,370	$1,331	$1,665	$1,087	$1,118
Financial services	105	100	102	114	89

	1,475	1,431	1,767	1,201	1,207

Portion of rent expense deemed to represent interest factor	256	212	178	147	156

Fixed charges	$1,731	$1,643	$1,945	$1,348	$1,363

Ratio of earnings to fixed charges (A)	9.4	11.9	8.2	11.3	10.3

(A)	Earnings before income taxes and minority interest for the year ended December 31, 2002 include a non-recurring pre-tax gain of $2,631 million related to the Miller Brewing Company transaction. Excluding this gain, the ratio of earnings to fixed charges would have been 10.3 for the year ended December 31, 2002.